EXHIBIT 99.1

• Press Release

For Immediate Release

Company contact: William M. Crawford, Investor Relations Manager, 303-293-9100

BILL BARRETT CORPORATION PROVIDES FINANCIAL

AND OPERATIONAL UPDATE FOR FIRST QUARTER 2007

DENVER – (PR Newswire) – May 8, 2007 – Bill Barrett Corporation (NYSE: BBG) today reported that production for the first quarter ended March 31, 2007 was 14.2 billion cubic feet equivalent (Bcfe), an average of 157 million cubic feet equivalent per day (MMcfed), which represents an 8% increase from the first quarter of 2006 and a 2% increase over the quarter ended December 31, 2006. Including the effects of hedging, the average sales price realized in the first quarter of 2007 was $6.84 per thousand cubic feet equivalent (Mcfe) compared to a realized price of $7.42 per Mcfe in the first quarter of 2006.

Discretionary cash flow, a non-GAAP measure defined in note (2) below, was $68.5 million for the first quarter of 2007, compared to $71.3 million in the first quarter of 2006. Discretionary cash flow (2) per diluted share was $1.55 in the first quarter of 2007 compared to $1.62 per diluted share in the first quarter of 2006. Net income for the first quarter of 2007 was $14.2 million, compared to $22.1 million in the first quarter of 2006. Diluted earnings per share were $0.32 in the first quarter of 2007, compared to $0.50 in the first quarter of 2006.

Fred Barrett, Chief Executive Officer and Chairman, commented, “We are extremely pleased with the continuing performance of our growth strategy. We reported record daily production rates and have shown sequential production growth over the past twelve months. We currently are producing in excess of 165 MMcfed (excluding the Williston) and anticipate continued production growth. Our development projects continue to exceed expectations and we have recently added a fourth rig in the Piceance. At West Tavaputs, we have been commercially successful in all three deep wells drilled thus far and have significantly improved drilling times to the deep formations. We are encouraged by initial test results at Yellow Jacket and currently are testing three other high potential exploration programs at Lake Canyon, Woodside, and Big Horn and plan to begin drilling our first exploratory test at our Circus prospect in Montana in the next two months.”

Operations

In the first quarter of 2007, capital expenditures totaled $81 million. The current capital budget for 2007 is $425-$450 million, of which the Company plans to spend approximately $315-$325 million for development drilling and facilities, $78-$88 million on exploration drilling, $20-$25 million for leasehold acquisitions, $8 million on geologic and geophysical costs, and $4 million for equipment and other costs. By basin for 2007, the Company currently plans to spend $190-$195 million in the Piceance, $165-$175 million in the Uinta, $30-$35 million in the Powder River, $20 million in the Wind River, and $20-$25 million in other areas. The Company anticipates participating in the drilling of up to 414 gross wells for the full year 2007, including 245 coalbed methane (“CBM”) wells.

The following table lists average production, wells spud, and total capital expenditures by basin for the first quarter of 2007.

Basin	Average Net Production (MMcfed)	Wells Spud	Capital Expenditures (millions)
Uinta Basin	64	6	$29.4
Piceance Basin	47	20	27.5
Wind River Basin	22	—	1.6
Powder River Basin	16	33	9.4
Other	1	—	11.0

Sub-Total	150	59	78.9
Williston	7	—	2.0

Total	157	59	$80.9

Operating and Drilling Update

Paradox Basin, Colorado:

At Yellow Jacket, the Company is testing two vertical Gothic shale tests (55% working interest). While initial flow tests are ongoing, one well has tested sustained rates of over 500 Mcfd during two separate test periods that exceeded seven days each. Gas quality exceeded a 1,200 Btu heating value. The Company and its partner are in the process of testing a second vertical well and plan to drill at least two other exploratory tests this year. Over the next year, the Company will evaluate the economics of this prospect to determine whether production facilities are warranted.

Uinta Basin, Utah:

West Tavaputs (shallow) – After adding three compressors in the first quarter 2007, production capacity increased to approximately 90 MMcfd (gross). Four additional compressors and additional processing are scheduled to be added during the summer of 2007. The Company plans to drill a total of 29 shallow wells in 2007. Upon receiving a record of decision on its Environmental Impact Statement (expected in the spring of 2008), the Company expects to increase drilling activity.

West Tavaputs (deep) – The Company recently completed the Peter’s Point 2-12D, which drilled in 68 days compared to 106 days for the initial discovery. The 2-12D had an initial production rate of 6.0 MMcfed. The Company expects to reach total depth in the third offset in the next two weeks. The Company plans to drill a total of four deep Navajo wells in 2007.

Lake Canyon – The Company currently is testing two offsets to its Wasatch formation discovery. The Company believes it has defined the eastern edge of the potential reservoir as production rates have not been as encouraging as the initial discovery. The Company plans to drill a minimum of three Wasatch wells this year in areas north and west of the initial discovery. At Blacktail Ridge, located north of Lake Canyon, the Company plans to drill a minimum of five wells to the Green River and Wasatch formations beginning in summer 2007.

Woodside – The Company recently drilled the Woodside #1 (100% working interest) to a depth of 6,370 feet and is in the process of testing it. Woodside is a four-way structural closure and the Company is testing multiple Pennsylvanian targets.

Piceance Basin, Colorado:

The Company recently added a fourth rig to drill in the area and plans to drill 102 wells in 2007. The Company currently is planning to drill 27 locations to test ten-acre development potential.

Powder River Basin, Wyoming:

The Company expects to drill 245 CBM wells in 2007 and increase production through the second half of the year. The Company’s Cat Creek (Big George) area continues to dewater and production has grown from zero in December 2006 to 2.8 MMcfd (gross) with expectations of continued growth through the remainder of 2007.

Hedging:

The Company received $7.4 million in the first quarter of 2007 for commodity hedge settlements. As previously disclosed, the Company has hedged approximately 64% of its expected natural gas production from April through December 2007 protecting a $5.94 per MMBtu Rockies price with a combination of swaps and collars. The Company has hedged approximately 28% of its 2008 expected natural gas production with a combination of swaps and collars protecting a Rockies price of $6.67 per MMBtu.

As previously announced, a conference call to discuss first quarter results is scheduled for 12:30 p.m. EDT (11:30 a.m. CDT, 10:30 a.m. MDT) on Tuesday, May 8, 2007. The call participation number is 1-800-344-0624 in the U.S. and Canada (1-706-643-1890 outside the U.S. and Canada) and the passcode is 5025139. Access to a live Internet broadcast and user-controlled slides will be available at www.billbarrettcorp.com by clicking on the link entitled “Webcasts.” A telephonic replay will be available approximately two hours after the conference call and will continue to be available through Thursday, May 10, 2007. The replay telephone number is 1-800-642-1687 in the U.S. and Canada (1-706-645-9291 outside the U.S. and Canada) and the passcode is 5025139. A webcast archive also will be made available approximately one hour after the conference call. The web archive can be accessed at www.billbarrettcorp.com until May 10, 2007.

The Company intends to webcast its annual shareholders meeting which will be held at 9:30 a.m. MDT on Wednesday, May 9, 2007, and the Company overview that follows. The webcast and user-controlled slides may be accessed at www.billbarrettcorp.com by clicking on the link “Webcasts”.

Forward-Looking Statements

This press release is forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include terminology such as “may”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “encouraged”, “pursue”, “target”, “seek”, “objective”, and “continue”, the negative of such terms or other comparable terminology. These forward-looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration drilling and test results, transportation, processing, market conditions, oil and gas price volatility, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, the ability to receive drilling and other permits and regulatory approvals, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, governmental regulations and other factors discussed in the Company’s reports filed with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2006. Actual results may differ materially from those anticipated or implied in the forward-looking statements. Bill Barrett Corporation does not intend to publicly update or revise any forward-looking statements as a result of new information, future events, or otherwise.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.

The following is a summary of our operational and financial highlights. The financial statements that follow are unaudited and subject to adjustment.

Bill Barrett Corporation

Selected Operating Highlights

(Unaudited)

	Quarter Ended March 31,
	2007		2006
Production:
Natural gas (MMcf)	13,031		12,204
Oil (MBbls)	190		156
Combined volumes (MMcfe)	14,171	(1)	13,140
Daily combined volumes (MMcfed)	157	(1)	146
Average Prices (including hedge effects):
Natural gas (per Mcf)	$6.68		$7.34
Oil (per Bbl)	51.72		50.62
Combined (per Mcfe)	6.84		7.42
Average Costs (per Mcfe):
Lease operating expense	$0.62	(1)	$0.52
Gathering and transportation expense	0.36		0.30
Production tax expense	0.39	(1)	0.63
Depreciation, depletion and amortization	2.89		2.34
General and administrative (excluding stock-based compensation) (3)	0.51		0.52

Bill Barrett Corporation

Consolidated Statements of Operations

(Unaudited)

	Quarter Ended March 31,
	2007	2006
	(in thousands, except per share amounts)
Operating Revenues:
Oil and gas production	$96,882	$97,498
Other	1,498	276

Total operating revenues	$98,380	$97,774
Operating Expenses:
Lease operating expense	8,840	6,822
Gathering and transportation expense	5,126	3,951
Production tax expense	5,557	8,254
Exploration expense	1,606	3,284
Dry hole costs and abandonment expense	3,598	144
Depreciation, depletion and amortization	39,073	30,767
General and administrative (3)	7,278	6,866
Non-cash stock-based compensation (3)	1,890	1,628

Total operating expenses	72,968	61,716

Operating Income	25,412	36,058
Other Income and Expense:
Interest and other income	532	646
Interest expense	(2,875)	(1,468)

Total other income and expense	(2,343)	(822)

Income before Income Taxes	23,069	35,236
Provision for Income Taxes	8,885	13,102

Net Income	$14,184	$22,134

Net Income Per Common Share, Basic:	$0.32	$0.51

Net Income Per Common Share, Diluted:	$0.32	$0.50

Weighted Average Common Shares Outstanding, Basic	43,932	43,575
Weighted Average Common Shares Outstanding, Diluted	44,201	44,066

Bill Barrett Corporation

Consolidated Condensed Balance Sheets

(Unaudited)

	As of March 31,	As of March 31,
	2007	2006
	(in thousands)
Assets:
Cash and cash equivalents	$25,255	$34,922
Other current assets	87,943	58,202
Property and equipment, net	1,076,263	815,613
Other noncurrent assets	5,505	2,183

Total assets	$1,194,966	$910,920

Liabilities and Stockholders’ Equity:
Current liabilities	$102,316	$95,966
Long-term debt	200,000	88,000
Other long-term liabilities	129,793	50,195
Stockholders’ equity	762,857	676,759

Total liabilities and stockholders’ equity	$1,194,966	$910,920

Bill Barrett Corporation

Consolidated Statements of Cash Flows

(Unaudited)

	Quarter Ended March 31,
	2007	2006
	(in thousands)
Operating Activities:
Net Income	$14,184	$22,134
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	39,073	30,767
Impairment, dry hole costs and abandonment expense	3,598	144
Deferred income taxes	8,885	13,102
Stock compensation and other non- cash items	2,069	1,792
Amortization of deferred financing costs	112	229
Gain on disposal of properties	(1,002)	(139)
Change in operating assets and liabilities:
Accounts receivable	958	14,649
Prepayments and other assets	(1,483)	(215)
Accounts payable, accrued and other liabilities	(13,492)	(7,829)
Amounts payable to oil and gas property owners	4,316	(10,976)
Production taxes payable	1,636	2,428

Net cash provided by operating activities	58,854	66,086
Investing Activities:
Additions to oil and gas properties	(87,094)	(101,217)
Additions of furniture, equipment and other	(1,432)	(720)
Proceeds from sale of properties	1,335	818

Net cash used in investing activities	(87,191)	(101,119)
Financing Activities:
Proceeds from debt	12,000	11,000
Principal payments on debt	—	(9,000)
Proceeds from sale of common stock	352	393
Deferred financing costs and other	(82)	(720)

Net cash provided by financing activities	12,270	1,673

Increase (Decrease) in Cash and Cash Equivalents	(16,067)	(33,360)
Beginning Cash and Cash Equivalents	41,322	68,282

Ending Cash and Cash Equivalents	$25,255	$34,922

Bill Barrett Corporation

Reconciliation of Discretionary Cash Flow (2) from Net Income

(Unaudited)

	Quarter Ended March 31,
	2007	2006
	(in thousands, except per Mcfe and per share amounts)
Net Income	$14,184	$22,134
Adjustments to reconcile to discretionary cash flow (2):
Depreciation, depletion and amortization	39,073	30,767
Dry hole costs and abandonment expense	3,598	144
Exploration expense	1,606	3,284
Deferred income taxes	8,885	13,102
Stock compensation and other non-cash items	2,069	1,792
Amortization of deferred financing costs	112	229
Gain on disposal of properties	(1,002)	(139)

Discretionary cash flow (2)	$68,525	$71,313

Per Mcfe	$4.84	$5.43
Per share, diluted	$1.55	$1.62

(1)	These include amounts related to properties held for sale, which amounts the Company did not include within its guidance. Q1 2007 amounts related to properties held for sale were production of 654 MMcfe, lease operating expense of $0.94 million and production tax expense of $0.41 million (gathering and transportation expense was immaterial).

(2)	Discretionary cash flow is computed as net income plus depreciation, depletion, and amortization, impairment expenses, deferred income taxes, dry hole costs and abandonment expenses, exploration expenses, non-cash stock-based compensation, losses (gains) on disposals of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

(3)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of its required cash for general and administrative expenses. Management also believes that this disclosure allows more accurate comparison to its peers who may have higher or lower costs associated with equity grants.

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